Exhibit 99.2

Unaudited combined pro forma financial statements as of December 31, 2013

SINO PAYMENTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 1, 2014, Sino Payments, Inc. (“Company” or “SINO”), a public reporting company, exchange for 100% of the issued and outstanding shares of in Value Exchange Int’l (China) Limited (“VEI CHN”) by i) newly issued 12,000,000 shares of SINO common stock to the majority stockholder of VEI CHN; and ii) 166,667 shares of SINO common stock held by VEI CHN to be transferred to the majority stockholder of VEI CHN. This transaction resulted in the owners of VEI CHN obtaining a majority voting interest in SINO. The merger of VEI CHN into SINO, which has nominal net assets, results in VEI CHN having control of the combined entity.

For financial reporting purposes, the transaction represents a "reverse merger" rather than a business combination and SINO is deemed to be the accounting acquiree in the transaction. The transaction is being accounted for as a reverse merger and recapitalization. SINO is the legal acquirer but accounting acquiree for financial reporting purposes and VEI CHN is the acquired company but accounting acquirer. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the transaction will be those of VEI CHN and will be recorded at the historical cost basis of VEI CHN, and no goodwill will be recognized in this transaction. The consolidated financial statements after completion of the transaction will include the assets and liabilities of VEI CHN and SINO, and the historical operations of SINO and the combined operations of VEI CHN from the initial closing date of the transaction.

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2013, the date of the latest publicly available annual financial information for the Company, have been prepared based on certain pro forma adjustments to our historical financial statements set forth in our Annual Report on Form 10-KT for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, and are qualified in their entirety by reference to such historical financial statements and related notes contained in the report. The historic financial statements for VEI CHN were derived from audited financial statements for the year ended December 31, 2013. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed combined balance sheet has been prepared as if the transaction had occurred as of December 31, 2014. The unaudited pro forma condensed combined statements of operations have been prepared as if this transaction had occurred on January 1, 2013.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed at the dates indicated or what would be any future periods.

FFF-1

SINO PAYMENTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2013
	SINO	VEI CHN	Pro Forma Adjustments	SINO Pro Forma
ASSETS
Cash and cash equivalents	$-	$5,371	$-	$5,371
Accounts receivable, net	-	617,735	-	617,735
Accounts receivable from a related company, net	-	132,071	-	132,071
Amounts due from related parties	-	977,528	(33,412)	944,116
Other receivables and prepayments	-	39,265	-	39,265
Deferred tax assets	-	34,876	-	34,876
Property, plant and equipment	-	140,437	-	140,437
Total assets	$-	$1,947,283	$(33,412)	$1,913,871

LIABILITIES AND EQUITY
Accounts payable	$-	$136,695	$-	$136,695
Other payables and accrued liabilities	98,786	527,353	-	626,139
Deferred income	-	158,049	-	158,049
Amount due to a director	-	452,633	-	452,633
Amounts due to related parties	38,214	680,439	(33,338)	685,315
Deferred tax liabilities	-	6,676	-	6,676
Total liabilities	137,000	1,961,845	(33,338)	2,065,507

Shareholders’ equity
Common stock	146	128	(8)	266
Additional paid-in capital	1,483,476	-	(1,409,788)	73,688
Subscription receivable	(210,826)	-	-	(210,826)
(Accumulated deficit) / Retained earnings	(1,409,796)	1,867	1,409,796	1,867
Accumulated other comprehensive loss	-	(16,557)	(74)	(16,631)
Total shareholders’ deficit	(137,000)	(14,562)	(74)	(151,636)
Total liabilities and shareholders’ deficit	$-	$1,947,283	$(33,412)	$1,913,871

See accompanying notes to unaudited pro forma condensed combined financial statements.

FFF-2

SINO PAYMENTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

	SINO	VEI CHN	Pro Forma Adjustments	SINO Pro Forma
Net Revenues	$-	$2,769,028	$-	$2,769,028

Cost of revenue	-	(1,950,974)	-	(1,950,974)

Gross profit (loss)	-	818,054	-	818,054

General and administrative expenses	(121,377)	(800,601)	-	(921,978)

Income (loss) from operations	(121,377)	17,453	-	(103,924)

Other income (expenses)	(87,237)	177,225	-	89,988

Income (loss) before Provision for income taxes	(208,614)	194,678	-	(13,936)

Income taxes	-	(36,307)	-	(36,307)

Net income (loss)	(208,614)	158,371	-	(50,243)

Other comprehensive loss:
Foreign currency translation loss	-	(3,138)	-	(3,138)

Comprehensive (loss) / income	$(208,614)	$155,233	$-	$(53,381)

Net loss per share, basic and diluted	$0.02			$0.00
Weighted average number of shares outstanding	12,690,431			24,690,431

See accompanying notes to unaudited pro forma condensed combined financial statements.

FFF-3

SINO PAYMENTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

The historical financial information is derived from our historical financial statements and the historical financial statements of VEI CHN. The pro forma adjustments have been prepared as if the reverse merger occurred on December 31, 2013, for the balance sheet, and on January 1, 2013, for the statements of operations.

Note 2.  Pro Forma Adjustments and Assumptions

(a)

Reflects 100% of the assets, liabilities, income and expenses of VEI CHN.

(b)

Reflects elimination of intercompany balances.

(c)

Reflects:

1)

the issuance of 12,000,000 shares of SINO common stock at $0.19 per share, the closing price of SINO stock on January 1, 2014, the date of the transaction; and

2)

removing SINO accumulated deficit and adjusting equity for the recapitalization.

FFF-4